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                                                                    EXHIBIT 23.1

Consent of Independent Auditors:

The Board of Directors and Stockholders
On Command Corporation:

We consent to incorporation by reference in the registration statement (No. 333-33149) on Form S-8 of On Command Corporation (a majority-owned subsidiary of Assent Entertainment Group, Inc.) of our reports relating to the consolidated balance sheet of On Command Corporation and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the year then ended, and the related schedule, which reports appear in the December 31, 2000, annual report on Form 10-K of On Command Corporation.

                                                        KPMG LLP

Denver, Colorado
March 30, 2001